UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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National Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)
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The following is the text of a press release issued by National Energy Group, Inc. on February 7, 2008:
NEWS RELEASE
Contact: Bob G. Alexander
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP, INC. ANNOUNCES DERIVATIVE LAWSUIT AND ADJOURNMENT OF THE SPECIAL MEETING OF SHAREHOLDERS
     DALLAS, TX — February 7, 2008 — National Energy Group, Inc. (“NEGI” or the “Company”) (OTC Bulletin Board: NEGI) today announced that on February 5, 2008, NEGI was informed that on February 1, 2008 a purported stockholder derivative and class action lawsuit styled Andrew T. Berger v. Icahn Enterprises LP, et al. (Case No. 3522-VCS) was filed in the Delaware Court of Chancery against NEGI, as a nominal defendant, and Icahn Enterprises L.P. (“Icahn Enterprises”), Robert G. Alexander, Jon F. Weber, Robert J. Mitchell, Jack G. Wasserman and Robert H. Kite, as additional defendants (the “Lawsuit”). NEGI has not yet been formally served with the Lawsuit. Icahn Enterprises indirectly beneficially owns 50.1% of the Company’s outstanding common stock. Messrs. Alexander, Weber, Mitchell, Wasserman and Kite are current or former directors or officers of the Company. The Lawsuit alleges, among other things, that certain of the Company’s current and former officers and directors breached their fiduciary duties to the Company and its stockholders in connection with the Company’s previously announced November 21, 2006 sale to NEG Oil & Gas LLC (“NEG Oil & Gas”) of the Company’s former unconsolidated non-controlling 50% limited liability company interest in NEG Holding LLC (“NEG Holding”) as a result of the exercise by NEG Oil & Gas of its contractual redemption option under the operating agreement governing NEG Holding.
     Since the redemption of the Company’s former interest in NEG Holding, NEGI has had no business operations and its principal assets consist of its cash and short-term investment balances, which currently aggregate approximately $47.8 million. As a result, on November 12, 2007, the Company’s Board of Directors concluded that the liquidation and dissolution of the Company and the distribution of the Company’s assets in connection therewith was in the best interests of the Company’s stockholders when compared to other alternatives and, on December 13, 2007, the Company announced that its Board of Directors had scheduled a meeting (the “Special Meeting”) of the Company’s stockholders to be held on February 7, 2008 to consider and vote on a proposal to approve the Plan of Complete Dissolution and Liquidation of National Energy Group, Inc. (the “Plan”) and the dissolution and liquidation of the Company in accordance therewith (the “Dissolution”). Company stockholders of record as of the close of business on December 27, 2007 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting.

     At the time that the Company called the Special Meeting and transmitted its related Notice of Special Meeting of Shareholders and Proxy Statement for Special Meeting of Shareholders, both dated January 7, 2008, to its stockholders as of the Record Date, the Lawsuit had not been filed and accordingly such materials do not contemplate the existence of the Lawsuit. As a result, the Company convened the Special Meeting on February 7, 2008 for the sole purpose of adjourning it to 10:00 a.m., Central Time, on Thursday, February 28, 2008, in the White Rock Room, Radisson Hotel Central Dallas, 6060 North Central Expressway, Dallas, Texas 75206, to permit the Company to evaluate the Lawsuit. Company stockholders as of the Record Date will still be entitled to appear and vote, in person or by proxy, at the Special Meeting when reconvened on February 28, 2008. The Company will publicly announce additional information concerning the Special Meeting in the near future.
Forward Looking Statements
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time.